UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________

FORM 8-K

___________

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of Earliest Event Reported):   February 3, 2012

DEYU AGRICULTURE CORP.

(Exact name of registrant as specified in Charter)

Nevada	333-160476	80-0329825
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

9th Floor, Block 8, Aolinjiatai Building

1 Kehuiqian Street

Chaoyang District, Beijing

The People’s Republic of China 10086

(Address of Principal Executive Offices)

Tel: +861055241802

 (Issuer Telephone number)

 N/A

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective February 3, 2012, the Board of Directors of Deyu Agriculture Corp., a Nevada corporation (the “Company”) promoted Ms. Amy He to Acting Chief Financial Officer of the Company. Ms. He, who is resident in the Company’s headquarters in Beijing, has served as the Company’s Financial Controller since October 2011. Prior to that, Ms. He served as an audit manager for Deloitte Touche Tohmatsu CPA Ltd. in China from July 2005 through September, 2011, where she served multinational corporations and Chinese corporate clients, including private companies and public listed companies in the United States. Ms. He earned a Masters Degree in Management from the Chinese Academy of Sciences and a Bachelors Degree in Accounting from Tsinghua University in China. Ms. He is qualified as a Certified Public Accountant in China and a Certified General Accountant in Canada. There is no family relationship between Ms. He and any of the other officers and directors of the Company. Ms. He replaces Mr. Charlie Lin, whose employment and employment agreement with the Company shall officially terminate on March 5, 2012 in accordance with the notification procedures set forth in his employment agreement.

Also effective February, 3, 2012, the Company’s Board of Directors accepted the resignations of Li Ren as the Company’s Vice President - Brand Operations and Weizhong Cai as the Company’s Chief Scientist, and appointed Mr. Yunlin Ding to serve as Vice President of Company. Immediately prior to Mr. Ding’s appointment as the Company’s Vice President, he served as Vice President of Detian Yu Biotechnology (Beijing) Co. Ltd., a subsidiary of the Company, since July 2009. Mr. Ding also served as vice general manager of the investment department of Beida Qingniao Group, a company organized under the laws of China and the holding company for three companies listed in China and two companies listed in Hong Kong, from February 2002 to July 2009. Mr. Ding earned a Bachelors Degree and a Masters Degree in Economics from Nankai University in 1996 and 1999, respectively.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

DEYU AGRICULTURE CORP.

Date: February 9, 2012	By:	/s/ Jianming Hao
Jianming Hao Chief Executive Officer